UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 20, 2010
Date of Report (Date of earliest event reported)

Atwood Minerals & Mining Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-52511	98-0471052

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

63 Main Street, #202, Flemington, New Jersey	08822

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (908) 968-0838

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

See Item 3.02 below.

Section 3 – Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities.

On May 20, 2010, we entered into a Unit Purchase Agreement with a single accredited investor pursuant to which the Purchaser purchased 10.74074 Units at a Purchase Price of $27,000 per Unit for an aggregate purchase price of $290,000.  Each Unit purchased consisted of (a) one hundred eighty thousand (180,000) shares of the Company’s common stock, par value $0.001 per share (“Common Stock”); (b) a Series A Warrant  (the “Series A Warrants”) to purchase ninety thousand (90,000) shares of Common Stock at an exercise price of $0.30 per share; and (c) a Series B Warrant (the “Series B Warrants”, together with the Series A Warrants, the “Warrants”) to purchase ninety thousand (90,000) shares of Common Stock at an exercise price of $0.60 per share.  Accordingly, Purchaser received 1,933,333 shares of Common Stock (the “Shares”); a Series A Warrant to purchase 966,666 shares of Common Stock and a Series B Warrant to purchase 966,666 shares of Common Stock.  The shares of Common Stock issuable upon exercise of the Warrants is referred to as the “Warrant Shares.”  We intend to use the net proceeds for working capital and general corporate purposes.

Under the terms of Warrants, the Warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of the note or unexercised portions of the warrants) would not exceed 4.99% of our then outstanding common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended

To the extent that at any time after November 20, 2011 the Warrant Shares are not registered for resale (or if a registration statement is not effective), the warrant holder may designate a "cashless exercise option."  This option entitles the Warrant holders to elect to receive fewer shares of common stock without paying the cash exercise price.  The number of shares to be determined by a formula based on the total number of shares to which the warrant holder is entitled, the current market value of the common stock and the applicable exercise price of the Warrant.

The Warrants are subject to redemption by the Company upon 30 days prior written notice provided: (i) the Common Stock has traded at or above (A) $0.90  per share for the Series A Warrants or (B) $1.80 per share for the Series B Warrants during the 20 consecutive trading days prior to a written notice of redemption by the Company; (ii) there is an effective registration statement covering the resale of the shares of Common Stock underlying the Warrants at the time of start of such 20 trading day period and through redemption. The redemption price shall be $0.005 per Warrant. All holders of Warrants will have the opportunity to exercise any such Warrant prior to the date of redemption.

We are obligated to file a registration statement on Form S-3 (or if Form S-3 is not available another appropriate form) registering the resale of Shares and the Warrant Shares sold to the investor. We are required to file the registration statement on or before August 29, 2010. If the registration statement is not timely filed, the Company will be obligated to pay investor a fee equal to 1.0% (which will increase to 2.0% after the first 30 days)  of such investor's purchase price for each 30 day period (pro rated for partial periods); provided that such damages shall be capped at 12% of such investor’s total purchase price.

Additionally, we have granted the investor right of first refusal, for a period of six months from the Final Closing Date, or November 30, 2010, to participate in any subsequent financing that the Company conducts.

We relied on the exemption from registration provided by Section 4(2) and/or Rule 506 of the Securities Act of 1933, as amended, for the offer and sale of the Shares and the Warrants.

The paragraphs above describe certain of the material terms of the financing transaction with the Purchaser. Such description is not a complete description of the material terms of the financing transaction and is qualified in its entirety by reference to the agreements entered into in connection with the financing which are included as exhibits to this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit
Number                         Description

10.1                                Unit Purchase Agreement
10.2                                Registration Rights Agreement
10.3                                Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atwood Minerals & Mining Corp

Date: May 26, 2010	By:	/s/ Gordon Samson
Gordon Samson, Chief Financial Officer